Exhibit 99.2

JOINT FILING AGREEMENT

This will confirm the agreement among the undersigned that the Schedule 13D/A filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of the Class A Limited Voting Shares of Brookfield Corporation is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: November 29, 2023

PARTNERS VALUE INVESTMENTS L.P., by its general partner, PVI MANAGEMENT TRUST

By:	/s/ Allison Smith
	Name:	Allison Smith
	Title:	Secretary

PARTNERS VALUE SPLIT CORP.

By:	/s/ Kathy Sarpash
	Name:	Kathy Sarpash
	Title:	Senior Vice President, General Counsel and Secretary

PARTNERS VALUE INVESTMENTS INC.

By:	/s/ Kathy Sarpash
	Name:	Kathy Sarpash
	Title:	General Counsel and Secretary